UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 6, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT        06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On April 7, 2006, Star Gas Partners, L.P., a Delaware limited partnership (referred to herein as the “Partnership” “we” or “us”) filed a final prospectus pursuant to Rule 424(b)(5) with respect to a previously announced rights offering to its common unitholders. The prospectus included the following information with respect to volume, expenses and customer attrition for the three months ended March 31, 2006:

“Due to the decline in retail home heating oil volume, we believe that our results for the three months ended March 31, 2006 when compared to the three months ended March 31, 2005 will be adversely impacted. Due to the fixed nature of certain branch and delivery expenses, we expect that these expenses will increase when measured on a per gallon basis. During the three months ended March 31, 2006, we lost approximately 9,800 accounts (net ) or 2.2 % of our home heating oil customer base, as compared to the three months ended March 31, 2005 in which we lost 9,900 accounts (net ) or 2.0 % of our home heating oil customer base.”

Item 8.01. Other Events

On April 6, 2006, the Partnership issued a press release announcing that at the special meeting of its unitholders held on April 6, 2006, its unitholders approved a strategic recapitalization of the Partnership pursuant to the terms of a unit purchase agreement dated as of December 5, 2005, as amended on March 12, 2006 and March 30, 2006, by and among the Partnership, Star Gas LLC, Kestrel Energy Partners, LLC, Kestrel Heat, LLC and KM2, LLC. A copy of the press release is furnished within this report as Exhibit 99.1.

The information in this press release is being furnished, and is not deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, unless specifically stated so therein.

Item 9.01(d). Exhibits

99.1	Press Release dated April 6, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P. By: Star Gas LLC (General Partner)

By:	/S/ RICHARD AMBURY

Name:	Richard Ambury
Title:	Chief Financial Officer

Date: April 7, 2006

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